UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                               FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934.

                  Commission File Number: 000-55888


                 BHATT DEVELOPERS AND BUILDERS, INC.
     (Exact name of registrant as specified in its charter)

                     1135 37A Avenue
                 Edmonton, Alberta T6T 0E7
                        587-921-6695
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Common Stock
   (Title of each class of securities covered by this Form)

                                None
(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)               / X /

        Rule 12g-4(a)(2)               /__/

        Rule 12h-3(b)(1)(i)           / X  /

        Rule 12h-3(b)(1)(ii)          /__/

        Rule 15d-6                   /__/

Approximate number of holders of record as of the certification or notice date: 2 (number of shareholders)

Pursuant to the requirements of the Securities Exchange Act of 1934, BHATT DEVELOEPRS AND BUILDERS, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  March 27, 2019	         By: /s/ Kalpesh Bhatt
					  Chief Executive Officer